Exhibit 21.1

List of subsidiaries of Aspen Technology, Inc.

Name of Subsidiary		State or Country of Incorporation
1.	AspenTech Argentina S.R.L.	Argentina

2.	Aspen Technology Australia Pty. Ltd.	Australia

3.	AspenTech Europe S.A./N.V.	Belgium

4.	Computer Integrated Manufacturing Technologies, SA	Belgium

5.	AspenTech Software Brazil Ltda.	Brazil

6.	AspenTech Canada Ltd.	Canada

7.	Boulder Canada L.P.	Canada

8.	AspenTech Asia, Ltd.	Hong Kong

9.	Aspen Tech India Pte. Ltd.	India

10.	Aspen Technology S.r.l.	Italy

11.	AspenTech Japan Co. Ltd.	Japan

12.	AspenTech Solutions Sdn. Bhd.	Malaysia

13.	Aspen Tech de Mexico, S. de R.L. de C.V.	Mexico

14.	AspenTech Europe B.V.	Netherlands

15.	AspenTech (Beijing) Co., Ltd.	PRC

16.	AspenTech (Shanghai) Co., Ltd.	PRC

17.	Aspen Technology LLC	Russia

18.	AspenTech Pte. Ltd.	Singapore

19.	AspenTech Africa (Pty.) Ltd.	South Africa

20.	Aspen Technology S.L.	Spain

21.	AspenTech (Thailand) Ltd.	Thailand

22.	AspenTech Ltd.	UK

23.	Hyprotech UK Ltd.	UK

24.	Aspen Technology (Asia), Inc.	USA

25.	Aspen Technology International, Inc.	USA

26.	Aspen Technology Services Corporation	USA

27.	AspenTech Software Corporation	USA

28.	Boulder, LLC	USA

29.	AspenTech Venezuela, C.A.	Venezuela